As filed with the Securities and Exchange Commission on November 24, 1998      Registration No. 333-65331
---------------------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        --------------------------------

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        --------------------------------

                    CARDIODYNAMICS INTERNATIONAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                CALIFORNIA                                    95-3533362
      (State or other jurisdiction of                      (I.R.S. Employer
      incorporation or organization)                     Identification No.)

                        --------------------------------

         6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121
                                 (619) 535-0202

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                        --------------------------------

                                Michael K. Perry
                             Chief Executive Officer
                    CARDIODYNAMICS INTERNATIONAL CORPORATION
         6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121
                                 (619) 535-0202
    (Name, address, including zip code, and telephone number, including area code, of agent for
                                    service)

                        --------------------------------
                                    Copy to:

                             Hayden J. Trubitt, Esq.
                         BROBECK, PHLEGER & HARRISON LLP
                          550 West C Street, Suite 1300
                           San Diego, California 92101

                        --------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO
         TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


                        --------------------------------


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        --------------------------------


                                 CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF      AMOUNT TO BE             PROPOSED MAXIMUM     PROPOSED MAXIMUM          AMOUNT OF
         SECURITIES             REGISTERED             OFFERING PRICE PER   AGGREGATE OFFERING     REGISTRATION FEE
      TO BE REGISTERED                                      SHARE(3)             PRICE(3)
-------------------------------------------------------------------------------------------------------------------
Common Stock                  3,147,978 shares(1)           $1.09                $3,431,296            $1,012.23
-------------------------------------------------------------------------------------------------------------------
Common Stock                   123,000 shares(2)            $2.55                 $313,650               $92.53
-------------------------------------------------------------------------------------------------------------------
Total                       3,270,978 shares (1)(2)                              $3,744,946            $1,104.76
-------------------------------------------------------------------------------------------------------------------

================================================================================

(l) Includes (i) up to 3,147,978 shares of Common Stock to be issued upon conversion of the CDIc's Series A Convertible Preferred Stock and (ii) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion thereof; such number is indeterminate because of anti-dilution provisions of the Series A Convertible Preferred Stock, as well as provisions governing stock splits and stock dividends (including without limitation 6,690 shares of Common Stock already so issued by way of stock dividend) and similar transactions, all of which shares are registered hereby pursuant to Rules 416 and 457(i) under the Securities Act. The number of shares of Common Stock included in the Registration Statement represents CDIc's good faith estimate of the number of shares of Common Stock that may be issuable upon conversion of the Series A Convertible Preferred Stock calculated on the basis of 200% of the number of shares issuable at the initial-issuance floating conversion price of $1.906 per share, which conversion price is variable as provided in the Series A Convertible Preferred Stock's governing document.


(2) Includes (i) up to 123,000 shares of Common Stock to be issued upon exercise of Common Stock Purchase Warrants (the "Warrants") and (ii) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon exercise of the Warrants by reason of the anti-dilution provisions of the Warrants, stock splits, stock dividends, and similar transactions, all of which shares are registered hereby pursuant to Rules 416 and 457(i) under the Securities Act.


(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The prices per share and aggregate offering prices are based on (i) with respect to 3,147,978 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, the average of the high and low prices of the Registrant's Common Stock on October 1, 1998 as reported on the Nasdaq Smallcap Market and (ii) with respect to 123,000 shares of Common Stock issuable upon exercise of Warrants, the exercise price of the Warrants.


                        --------------------------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

PROSPECTUS




                                3,270,978 SHARES

                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                                  COMMON STOCK






        Our Common Stock is traded on the Nasdaq SmallCap Market under the symbol "CDIC." On November 18, 1998, the closing sale price of CardioDynamics Common Stock as reported on the Nasdaq SmallCap Market was $2.50 per share.


        These shares of Common Stock are being sold by seven entities, each of which is a selling shareholder. The seven entities are: AGR Halifax Fund, Ltd.; Leonardo, L.P.; GAM Arbitsage Investments, Inc.: AG Super Fund International Partners, L.P.; Raphael, L.P.; Ramius Fund, Ltd.; and AFO Capital, LLC. We will not receive any part of the proceeds from the sale.


        SEE "RISK FACTORS" ON PAGE 3.






--------------------------------------------------------------------------------



        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



--------------------------------------------------------------------------------



                The date of this prospectus is November 24, 1998.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares.

        --      Annual Report on Form 10-KSB for the year ended November 30,
                1997;

        -- Quarterly Reports on Form 10-Q for the quarters ended February 28, 1998, May 31, 1998 and August 31, 1998;

        -- Current Report on Form 8-K dated August 21, 1998 for an event on August 21, 1998 (filed September 3, 1998); and

        -- Registration Statement on Form 8-A filed with the SEC on April 19, 1984. This filing describes the terms, rights and provisions applicable to our Common Stock.



You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Shareholder Services
        6175 Nancy Ridge Drive, Suite 300
        San Diego, CA 92121
        (619) 535-0202

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

        This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-65433).

                 ABOUT CARDIODYNAMICS INTERNATIONAL CORPORATION

        At CardioDynamics International Corporation, we develop, manufacture and market heart monitoring devices which provide doctors with continuous data on a wide range of parameters relating to blood flow and heart function. Unlike other monitoring technologies, our monitors do not require invasive surgery to use. Our primary products, the BioZ(TM) System, the BioZ(TM) Portable, and the BioZ.com(TM), use a technology called thoracic electrical bioimpedance to obtain data which is typically available only through a time consuming, costly and potentially dangerous invasive procedure known as right-heart catheterization or as pulmonary artery catheterization. This data is then processed with digital technology to provide real-time information to the doctors.

        Our principal executive offices are located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, and our telephone number is (619) 535-0202.

                                  RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in shares of our Common Stock.

DEPENDENCE ON BIOZ PRODUCT LINE WHOSE MARKET ACCEPTANCE IS UNCLEAR

        Our future is dependent upon the success of the BioZ(TM) product line and similar products which are based on the same technology. The market for thoracic electrical bioimpedance products is in a relatively early stage of development, and it is possible that this market will never fully develop. The long-term commercial success of the BioZ product line and any follow-on products requires widespread acceptance of our thoracic electrical bioimpedance products as safe, efficacious and cost-effective alternatives to invasive procedures. Widespread acceptance would represent a significant change in medical practice patterns. Historically, some medical professionals have indicated hesitancy in using thoracic electrical bioimpedance products such as analog-based monitors previously manufactured by us. Invasive procedures, such as right-heart catheterization, are generally accepted in the medical community and have a long history of use.

        We have limited clinical data with which to demonstrate the clinical benefits of our products. However, we have sponsored and plan to continue to sponsor and/or conduct clinical trials which we hope will demonstrate consistent clinical benefits resulting from the use of our products. We do not know when such clinical trials will be completed or if such clinical trials will have a positive outcome or if a positive outcome in such trials would be sufficient to enable acceptance of the BioZ product line by the medical community. We are unable to predict how quickly, if at all, our products may be accepted by members of the medical community.

        Technological limitations of thoracic electrical bioimpedance make it subject to inaccuracies in the case of:

        o   Severe septic shock
        o   Significant pulmonary hypertension
        o   Aortic valve regurgitation
        o   Severe hypertension (Maximum Arterial Pressure greater than 130mmHg)
        o   Tachycardia rates greater than 180 beats per minute
        o   Patient is shorter than 47" (120cm)*
        o   Patient weighs less than 66 lbs. (30 Kg) or more than 342 lbs.
            (103Kg)*
        o   Extreme patient movement*

        -------------------

        * We are currently working on algorithms which, if we succeed in developing them, may allow the technology to function on patients with these conditions.

        Failure of the BioZ product line to gain widespread acceptance in the medical community, and to maintain such acceptance, would be very dangerous for us.

HISTORY OF LOSSES AND EXPECTED CONTINUED LOSSES

        Since its emergence from bankruptcy proceedings in 1993, we have had large annual losses in the course of researching, developing and enhancing our technology and products and establishing administrative and sales organizations. We anticipate that our operating expenses will increase substantially in the foreseeable future as we increase our sales and marketing activities, expand our operations and management and continue the development of our technology. Accordingly, we expect to incur additional losses for fiscal 1998 and in the future, and it is possible that we will never achieve or sustain revenue growth or profitability.

FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

        Our commercialization of the BioZ product line and the development and commercialization of any additional products will require substantial expenditures. Our capital requirements will depend on numerous factors, including:

        o our rate of sales growth--fast growth could actually increase our need for additional capital to hire additional staff, purchase additional component supplies; and supply additional support services;

        o our progress in marketing-related clinical evaluations and product development programs--these programs represent potential avenues for growth, but will require additional capital;

        o our receipt of, and the time required to obtain, regulatory clearances and approvals--the longer regulatory approval takes, the more working capital we need to support our regulatory and development efforts in advance of sales;

        o resources we devote to the development, manufacture and marketing of our products--any decision we make to improve, expand or simply change our process, products or technology will require increased funds;

        o resources required to hire and develop medical sales representatives and independent distributors and to develop internal manufacturing capacity--each of these strategic options is a route currently being considered by us and each of them would require substantial working capital to initiate;

        o facilities requirements--as we grow we may need additional manufacturing, warehousing and administration facilities and the costs of the facilities would be borne long before any increased revenue from growth would occur;

        o market acceptance and demand for our products--although growth could increase our capital needs, the lack of growth and continued losses would also increase our need for capital; and

        o our ability to speed up hospitals' otherwise lengthy purchasing processes by offering leasing programs as an alternative to outright purchasing--faster decisions by purchasers will reduce our need for working capital.

The timing and amount of such capital requirements cannot be accurately predicted. We may be required to raise additional funds through public or private financings, bank loans, collaborative relationships or other arrangements earlier than expected. It is possible that banks, venture capitalists and other investors may perceive our current debt load, our history of losses or our technology's lack of acceptance as too great a risk to bear and, as a result, such additional funding may not be available on attractive terms, or at all. If we cannot obtain additional capital when needed we might be forced to agree to unattractive finance terms, or to finance internally by discontinuing certain operations, such as research and development, which we view as not essential to day-to-day operations. Such decisions could impair our ability to go forward with our current plans, or at all.

COMPETITION FROM OTHER PRODUCERS; AND TECHNOLOGICAL CHANGE WHICH MAY BENEFIT OUR COMPETITORS

        We compete with other companies which are developing and marketing non-invasive hemodynamic monitors. We are also subject to severe competition from invasive-technology companies, including Baxter Healthcare Corporation, which have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than we do. Such competitors may be able to devote greater resources to the development, promotion and sales of their products. The current widespread acceptance of PAC, and lack of widespread acceptance of thoracic electrical bioimpedance, is an important competitive disadvantage which we must overcome. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share. Any of these could hurt our business, results of operations and financial condition. It is possible that we will not be able to compete successfully.

        In addition, the introduction by others of products embodying new technologies and the emergence of new industry standards could render our products obsolete and unmarketable. Other companies may develop and introduce products and processes competitive with or superior to ours. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of our products. Accordingly, our products' life cycles are difficult to estimate. To compete successfully, we must develop and introduce new products that keep pace with technological developments, respond to evolving consumer requirements and achieve market acceptance.

        We may not succeed in satisfactorily and timely developing and introducing additional products. Even if we succeed in developing and marketing products that achieve market acceptance, our competitors may develop and market products that will replace ours.

TECHNOLOGICAL CHANGE IS DIFFICULT TO PREDICT AND TO MANAGE

        Although not in fact a new company, we currently face many of the challenges which are typically faced by new companies just emerging from the development phase. The BioZ product line has required, and any future products will require, substantial development efforts and compliance with all governmental clearance/approval requirements. We have to build up sales and marketing. We may encounter unforeseen technological or scientific problems which may force abandonment or substantial change in the development of a specific product or process. Technological change or product developments by others may also have a significant negative effect on us.

ABILITY TO MANAGE GROWTH

        If successful, we will experience a period of growth that would place a significant strain upon our managerial, financial and operational resources. Our infrastructure, procedures and controls may not be adequate to support our operations and our management may not be able to achieve the rapid execution necessary to fully exploit any future market opportunity for our products. Our future operating results will also depend on our ability to complete our geographic network of direct sales agents and distributors, expand our sales and marketing organizations, and fill out our support staff organization. If we are unable to manage expansion effectively, our business, results of operations and financial condition will suffer. However, we are not promising you that such expansion or growth will occur.

CONTROL BY OUR CO-CHAIRMEN

        Allen E. Paulson and James C. Gilstrap, the co-chairmen of CardioDynamics, beneficially own, directly or through CardioDynamics Holdings, LLC, which they control, approximately 67% of the outstanding shares of our Common Stock (including shares owned by others which CardioDynamics Holdings, LLC has the right to vote). In addition, Mr. Paulson's sons beneficially own another 9% of the outstanding shares of Common Stock. Accordingly, these persons, individually and as a group, are able to control CDIc and direct our affairs and business, including any future issuances of Common Stock or other securities, merger and acquisition decisions, declaration of dividends and the election of directors. Further, in their position as holders of our stock, they owe us no duty. Our stock price and our ability to raise capital could be injured if they were to sell even a fraction of their holdings.

WE MAY NOT CONTINUE TO RECEIVE NECESSARY APPROVALS FROM THE FOOD AND DRUG ADMINISTRATION

        Our products and activities are subject to extensive regulation by the FDA and other governmental authorities. Delays in receipt of, or failure to obtain, regulatory clearances and approvals, or any failure to comply with regulatory requirements, could have a very negative effect on the our business.

        Our thoracic electrical bioimpedance products are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. Under the federal Food, Drug, and Cosmetic Act (the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, packaging, marketing, distribution and record keeping for medical devices, in order to ensure that medical devices distributed in the United States are safe and effective for their intended use.

        Before a new device can be introduced into the market, the manufacturer generally must obtain either FDA 510(k) clearance or approval of a premarket approval application. Following submission of a 510(k) or PMA application, the manufacturer may not market the new device until an order is issued by the FDA granting clearance or approval, which can entail an expensive, lengthy and uncertain process. We have received a marketing clearance for the BioZ System, the BioZ Portable and the BioZ.com. However, such clearances are subject to continued FDA audits and can be rescinded. Further, we plan to submit additional new products for FDA approval in the future. It is possible that our future products might not gain FDA approval in a timely fashion, or at all. It is also possible that our current products may someday lose their FDA approval.

        We are also subject to routine inspection by the FDA and state agencies, such as the California Department of Health Services, for compliance with Good Manufacturing Practice requirements, Medical Device Reporting requirements and other applicable regulations. Although we work hard at attempting to comply with all governmental regulations, it is possible that an inspector could someday find a violation. Such a violation could result in government action ranging from warning letters to fines to criminal prosecution. Should we ever incur a significant penalty it is possible it would be detrimental to us. The FDC Act requires that medical devices be manufactured in accordance with the current Good Manufacturing Practice requirements. Good Manufacturing Practice requirements require, among other things, that:

        o the manufacturing process be regulated and controlled by the use of written procedures;

        o the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process; and

        o any deficiencies in the manufacturing process or in the products produced be investigated and detailed records kept.

        Manufacturing facilities are subject to FDA inspection on a periodic basis to monitor compliance with current GMP requirements. Labeling and promotional activities are regulated by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. For any medical device cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device require a new 510(k) submission. If the FDA requires us to submit a new 510(k) notice for any product modification, we may be prohibited from marketing the modified product until the 510(k) notice is cleared by the FDA.

        The FDA regulates computer software that performs the function of a regulated device or that is intimately associated with a given device, such as control software for diagnostic devices like our products. The FDA is reevaluating its regulation of such software, and if the FDA undertakes increased or more rigorous regulation of such software, the BioZ product line and related products may become subject to further regulatory processes and clearance requirements.

        Laws and regulations regarding the manufacture, sale and use of medical devices are subject to change and depend heavily on administrative interpretations. Future changes in the regulations or interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, may adversely affect us.

WE MAY NOT RECEIVE APPROVALS BY FOREIGN REGULATION WHICH ARE NECESSARY FOR FOREIGN SALES

        Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary from country to country. We currently rely on our international distributors and sub-distributors for the receipt of premarket approvals and compliance with clinical trial requirements in those countries that require them, and we expect to continue to rely on them in those countries where we continue to use distributors. If our international distributors fail to obtain or maintain required premarket approvals or fail to comply with foreign regulations, foreign regulatory authorities may require us to cause the applicable distributor to file revised governmental notifications, cease commercial sales of our products in the applicable countries, or otherwise cure the problem. Such enforcement action by regulatory authorities could be costly.

        In order to sell our products within the European Economic Area, we have to achieve compliance with the European Commission's Medical Device Directive and to affix a "CE" marking on our products to attest such compliance. We have fulfilled all the requirements for a CE mark and expect to receive it very soon. Until we can comply with CE marking requirements, we will be unable to sell our products in the European Economic Area; this limits our potential.

THIRD-PARTY REIMBURSEMENT; PRICING PRESSURES

        Our commercial success will depend in part on the availability of adequate reimbursement from third-party healthcare payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. Even with an FDA approved device, third-party payers may not cover the device and related services, and they may place significant restrictions on the circumstances in which coverage will be available. Medicare reimbursement for use of the BioZ product line is now available under the heading of plethysmography, but private third-party payers are not required to follow Medicare's lead. We may not be able to obtain a specific code for reimbursement of thoracic electrical bioimpedance tests in a reasonable time frame, or at all, from either Medicare or private third-party payers. In addition, reimbursement may not be at or stay at price levels sufficient to allow medical professionals to realize an appropriate return on an investment in our products.

        Downward pricing pressure in the industry could hurt our operations.

        Our business plan contemplates an income stream from sales of disposable sensors (which are more profitable than some of our other products) and which are compatible with an installed base of our monitors. We may be subject, however, to price competition from other sensor manufacturers.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

        We are dependent upon a limited number of key management and technical personnel and we do not have insurance on these people. The loss of the services of one or more of such key employees could hurt our business. In addition, our success depends upon our ability to attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. We face intense competition in our recruiting activities and we may not be able to attract and/or retain qualified personnel.

DEPENDENCE ON RIVERTEK MEDICAL SYSTEMS FOR DEVELOPMENT SERVICES AND OTHER THIRD PARTIES FOR DEVELOPMENT AND MANUFACTURING SERVICES

        Our strategy for development and commercialization of certain of our products depends upon entering into various arrangements with third parties and upon the subsequent success of these parties in performing their obligations. It is possible that we will not be able to negotiate acceptable arrangements in the future or that our existing arrangements will not be successful. We rely heavily on contracted development services, particularly from Rivertek Medical Systems, Inc. Also, we have limited experience manufacturing products for commercial purposes and currently do not manufacture the BioZ System and the BioZ Portable ourselves. Therefore we are dependent on contract manufacturers.

RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY

        Our patents and proprietary technology may not be able to prevent effective competition by others. Although we believe that we have effective patent protection, our products could possibly be found to infringe the rights of others. Intellectual property litigation, whether defensive or offensive, would have no certain outcome other than to drain our resources.

        The validity and breadth of claims in medical technology patents involve complex legal and factual questions. Future patent applications may not be issued, the scope of any patent protection may not exclude competitors and it may not provide competitive advantages to us. Further, our patents may be found to be invalid, and other companies may claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Also, our existing patents might not cover products we want to bring out in the future. Moreover, when our key patents expire, the inventions will enter the public domain.

        Since patent applications in the United States are maintained in secrecy until patents issue, our patent applications may infringe patents that may be issued to others. In the event our products are found to infringe patents held by competitors, we may have to modify our product to avoid infringement, and it is possible that our modified products would not be commercially successful.

SMALL MARKET FLOAT CAN PRODUCE BOTH STOCK PRICE VOLATILITY AND A POTENTIAL LACK OF LIQUIDITY

        Market float is the aggregate value of all of a company's publicly traded stock. Our market float is smaller than that of most other publicly traded companies. Because our market float is smaller, changes in the opinion of one investor or one analyst can have a significant effect on our stock price. As a result, the market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors beyond our control, including:

        (i)     quarterly variations in operating results;

        (ii) announcements of technological innovations, new products or pricing by our competitors;

        (iii) changes in, or failure to meet, financial estimates of securities analysts;

        (iv) the rate of adoption by physicians of thoracic electrical bioimpedance technology in targeted markets;

        (v)     timing of patent and regulatory approvals;

        (vi)    timing and extent of technological advancements;

        (vii)   results of clinical studies;

        (viii) the sales, by the Selling Shareholders or other persons, of derivative securities relating to CardioDynamics stock such as entering into short sales contracts which obligate the party to sell their shares for less than current market value in the future ; and

        (ix)    general market conditions.

In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices of the stock of many medical device companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may directly influence the market price of our Common Stock. Our somewhat small market float may not be entirely adequate to provide market liquidity and mitigate stock price volatility.

POTENTIAL DROP IN STOCK PRICE DUE TO CONVERSION FEATURE OF PREFERRED STOCK

        The Series A Convertible Preferred Stock is convertible into CDIc Common Stock at either a fixed conversion price or a floating conversion price, whichever is more favorable to the holder. The floating conversion price is tied to the our Common Stock market price. If the Common Stock price declines, the Series A Convertible Preferred Stock will be convertible into a substantially increased number of shares of Common Stock, resulting in a meaningful dilution to other holders of Common Stock and a potential adverse effect on the Common Stock price thereafter. In addition, if the Selling Shareholders convert part of their Series A Convertible Preferred Stock and sell the Common Stock in the market, this could result in an unbalance of supply and demand for our Common Stock and reduce its price. Because there is no lower limit on the floating conversion price, all this could lead to a vicious cycle, driving the stock price ever further down. The further our stock price declines, the further the floating conversion price will fall and the greater number of shares we will have to issue upon conversion. For example:

-------------------------------------------------------------------------------------------------
                   Date                        Aug. 21,    Nov. 9, 1998    sample       sample
                                                1998
-------------------------------------------------------------------------------------------------
           Public Market Value                  $2.01        $1.39         $1.10         $0.90
-------------------------------------------------------------------------------------------------
Number  of Shares  of  Common  Stock  into    1,175,263     1,699,349     2,143,541    2,364,444
which the  remaining  Series A Stock Would
Convert
-------------------------------------------------------------------------------------------------
Estimate  of TOTAL  number  of  shares  of    1,730,859     2,254,945     2,699,137    2,920,040
Common  Stock into which Series A Stock is
convertible  (including   555,596  shares
Common  Stock  which  have  already  been
issued upon conversion)
-------------------------------------------------------------------------------------------------
Percentage  of  Total  Shares  Outstanding        5.1%          6.6%          7.8%          8.4%
that Such Converted Shares Will Represent
-------------------------------------------------------------------------------------------------

        Further, it is likely that we will pay dividends on the Series A Convertible Preferred Stock in the form of Common Stock. Such an issue would further dilute current holders and could also lead to a drop in our stock price.

WE COULD BE REQUIRED TO ISSUE DILUTIVE SERIES B PREFERRED STOCK

        Under certain conditions the original purchasers of our Series A Preferred Stock can require us to sell them up to 3,000 shares of Series B Preferred Stock at a purchase price of $1,000 per share. They can only require this between approximately February 17, 1999 and November 19, 1999 and they can only require it if and when our Common Stock price exceeds $2.70 per share for ten consecutive days. The Series B Preferred Stock would be substantially similar to the Series A Preferred Stock, but it would have fixed conversion price of at least $3.10 per share which is higher than the $2.70 fixed conversion price of the Series A Preferred Stock. There are other technical requirements, but each of those can be waived by the original purchasers.

        If we were required to issue the Series B Preferred Stock on these terms, the convertibility of the Series B Preferred Stock would be potentially dilutive and could cause our Common Stock Price to drop.
This could impair our ability to raise capital in the future.

WE COULD BE REQUIRED TO REDEEM THE SERIES A CONVERTIBLE PREFERRED STOCK

        The holders of the Series A Convertible Preferred Stock can require us to redeem for cash (at 130% of stated value) instead of conversion for Shares in the event that we are acquired by another company or in the event that we default in any of the following five ways:

                1. If either our stock is suspended from trading on NASDAQ for more than five consecutive days or more than thirty days in any year-long period, or

                2. If this Registration statement, as amended, has its effectiveness or its use suspended for more than 30 days in any year-long period, or

                3. If our common stock is not listed on either NASDAQ National Market, NASDAQ SmallCap Market, the American Stock Exchange, or the New York Stock Exchange, for a period of fifteen consecutive days or thirty days in any year-long period, or

                4. If we fail to deliver shares of our Common Stock as required upon conversion, or

                5. If this Registration Statement is not declared effective by the SEC before November 26, 1998.

If the event that we are required to redeem the Series A Convertible Preferred Stock under any of these mandatory situations, it is likely that we would not have sufficient cash available to effect the redemption. In such case we would be forced to attempt to find other sources of financing. If we could find such financing at all, it is likely that that such financing would be on unfavorable terms. The inability to find financing or the terms of such unfavorable financing and our resulting lack of liquidity could force us to close portions of, or all of, our operations.

LOW STOCK PRICE COULD RESULT IN OUR BEING DE-LISTED FROM NASDAQ AND SUBJECT US TO CERTAIN CUMBERSOME REGULATIONS WHICH COULD REDUCE OUR ABILITY TO RAISE FUNDS

        If our stock price were to drop below $1.00 per share and remain below $1.00 per share for an extended period of time, certain NASDAQ regulations would require the de-listing of our shares and then our shares could no longer be traded on NASDAQ. In such an event, our shares could only be traded on over-the-counter bulletin board systems. This method of trading would significantly impair or completely remove our ability to raise new capital.

        Further, in the event that we were de-listed from NASDAQ due to low stock price, we might be subject to certain rules, called penny stock rules, that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the SEC relating to the market for penny stocks. The broker-dealer also must disclose the commissions payable both to the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account.

        Although we believe that our Common Stock is not penny stock due to its continued listing an NASDAQ SmallCap Market, in the event our Common Stock subsequently becomes characterized as a penny stock, our market liquidity could be severely affected. In such event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell our Common Stock and thus, the ability of purchasers in this offering to sell their Common Stock in the secondary market.

RISKS ASSOCIATED WITH INTERNATIONAL ACTIVITIES

        We believe it is possible that international sales will represent a meaningful portion of revenue in the future (in the first 11 months of fiscal 1998 international sales accounted for 15% of our REVENUE.) This would require significant management attention and financial resources and subject us to the risks of selling internationally. These risks include unexpected changes in regulatory requirements, tariffs and other barriers and restrictions, and an adverse effect from reduced protection for intellectual property rights. We would have to comply with a variety of foreign laws. In addition, fluctuations in the rates of exchange could increase the price in local currencies of our products in foreign markets and make our products relatively more expensive than competitors' products that are denominated in local currencies.

PRODUCT LIABILITY RISK AND PRODUCT RECALL; LIMITED INSURANCE COVERAGE

        The nature of our business exposes it to risks of product liability or product recalls that are typical in the medical devices industry. Medical devices as complex as ours frequently contain errors or failures, especially when first introduced or when new versions are released. Our products are designed to be used in certain procedures where there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or may in the future receive, regulatory clearance for commercial sale.

        We did not carry product liability insurance during certain periods before May 15, 1995. So far, this has not hurt us. Since then, we have maintained product liability insurance at levels which we believe are sufficient and consistent with industry standards for companies with our current sales levels. We intend to increase our product liability insurance policy limits as sales grow. Currently, our product liability insurance policy limits are $5,000,000 per occurrence and $5,000,000 in the aggregate. Our product liability insurance may not be adequate and it is possible that such insurance coverage may not continue to be available on commercially reasonable terms or at all.

In addition, product liability claims or recalls could hurt us in various ways even if we have adequate insurance coverage.

UNCERTAINTY AND POTENTIAL NEGATIVE EFFECTS OF HEALTHCARE REFORM

        The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the United States, comprehensive programs have been proposed that seek to:

        (i)     increase access to health care for the uninsured;

        (ii) control the escalation of healthcare expenditures within the economy; and

        (iii) use health care reimbursement policies to help balance the federal budget.

We anticipate that Congress and state legislatures will continue to review and assess such proposals, and public debate of these issues will likely continue. We cannot predict which, if any, of such reform proposals will be adopted and when they might be adopted. Other countries also are considering healthcare reform. Significant changes in healthcare systems are likely to have a substantial impact on the manner in which we conduct our business and could disrupt our strategies.

        NO DIVIDENDS

        We do not intend to pay any cash dividends on the Common Stock any time soon. Payment of such cash dividends would, in any event, be prohibited or limited under the terms of our bank loans and/or the Series A Convertible Preferred Stock.

YEAR 2000 RISKS

        Many computer systems experience problems handling dates beyond the year 1999. Virtually any business that relies on computers will be impacted by this issue. In addition to our own potential problems, there are governmental agencies, financial institutions, utilities and other basic service providers that may encounter problems that are outside of our control. In order to correct this issue, some computer hardware and software will need to be modified prior to the year 2000 in order for it to remain functional. We have taken steps to assess the internal readiness of our computer systems and the compatibility of our products for handling the year 2000 issue. We have created a Year 2000 task force and we plan to address these issues. The project has been broken down into the following phases.

                (a) Awareness: To create awareness of the potential business implications of the Year 2000 challenge within CardioDynamics. Our employees, when appropriate, will be kept informed of the news and issues related to the Year 2000 issue. We will focus on both our technology systems as well as our products.

                (b) Inventory and Assessment: We will inventory all of our computer software and hardware as well as facilities, telecommunications, and external interfaces. Significant third party vendors will be contacted to determine their Year 2000 readiness.

                (c) Renovation: As problems are discovered, strategies will be developed to either correct the problem or determine if new equipment or software is necessary.

                (d) Testing: Testing of the renovated systems will occur to determine whether they are performing reliably under Year 2000 conditions.

                (e) Implementation: Upon successful completion of the testing process the assets will be reintroduced into production in order to allow adequate time to prevent any unforeseen circumstances.

                (f) Contingency: In addition, the we will develop a contingency plan in the event that our internal systems, products or suppliers are not Year 2000 compliant.

         Currently, we are in the inventory and assessment stage and we anticipate completing any necessary renovation, testing and implementation within the next twelve months. It has already been determined that the internal network, and manufacturing-requirements-planning software is certified as Year 2000 compliant. Additionally, the our newest products have been specifically tested for Year 2000 performance and no Year 2000 problems were identified. We are still in the early stages of contacting key third party vendors. Renovation and testing, if required, will begin if problems are identified. We plan to have all stages of the Year 2000 project completed no later than the fall of 1999. We have not had to spend significant amounts of money through this stage of the process. We currently believe that the cost of addressing this issue will not have a significant effect on us. However, it is possible that because of year 2000 problems, the vendors of our most important goods and services, or the suppliers of our necessary energy, telecommunications and transportation needs, could fail to provide us with the materials and services which are necessary to produce and sell our products.



                           FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Such risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

        Under an August 21, 1998 Securities Purchase Agreement, the Selling Shareholders paid $3,000,000 for 3,000 shares of Series A Convertible Preferred Stock and Warrants to purchase 123,000 Shares. The Securities Purchase Agreement is incorporated by reference to the Form 8-K report we filed with the SEC on September 3, 1998. 760 shares of the Series A Convertible Preferred Stock were converted into 555,596 shares of Common Stock on November 20, 1998.

        In the Securities Purchase Agreement, the Selling Shareholders also obtained the right to purchase $3,000,000 of similar Series B Convertible Preferred Stock if our stock price exceeds $2.70 per share on ten consecutive days during the 180-day period which begins, approximately, on February 22, 1999 and ends approximately on August 18, 1999. In the alternative (and on a mutually exclusive basis) we have the right to require the Selling Shareholders to purchase $3,000,000 of similar Series C Convertible Preferred Stock if all of the conditions described in the preceding sentence are true and if, in addition, the daily trading volume of our common stock has exceeded $150,000 for each of the thirty days preceding the sale of Series C stock and if we have not violated certain material terms of the Securities Purchase Agreement with respect to Series A Convertible Preferred Stock. The Series B and Series C Convertible Preferred Stock transactions may never occur.

        We have not had any other material relationships with any of the Selling Shareholders within the last three years.

MATERIAL CONVERSION TERMS OF THE SELLING SHAREHOLDERS' SERIES A CONVERTIBLE PREFERRED STOCK

        Many factors may affect how many shares each Selling Shareholder could receive upon conversion. (Certain Selling Shareholders have already converted 760 shares of Series A Convertible Preferred Stock into 555,596 shares of Common Stock on November 20, 1998.) The Series A Convertible Preferred Stock and any dividends which may accumulate on it are convertible into Common Stock at per share price equal to the lower of $2.70 or a Floating Conversion Price which is 95% of the then-current Common Stock market value (calculated using a formula involving closing bid prices). After August 21, 1999 the Floating Conversion Price will fall to 92% of the then-current Common Stock market value (calculated using the formula).

        The Series A Convertible Preferred Stock cannot be converted at all before January 19, 1999 except for those specific days on which our Common Stock trades above $2.70 per share. On those days, the Selling Shareholders may convert any or all of their shares of Series A Convertible Preferred Stock into Common Stock. In certain circumstances the number of shares which could be converted after January 19, 1999 and before April 19, 1999 is limited on a per-month basis.

        Also, if we cannot or will not convert, redemption (at 130% of stated value) will occur instead. Also, we may choose to redeem the Series A Convertible Preferred Stock for cash (at 125% of stated value) after August 21, 2000.

        All Series A Convertible Preferred Stock still outstanding on August 21, 2002 will automatically be converted then. This date shall be extended if either our stock is suspended from trading on NASDAQ for more than five consecutive days or more than thirty days in any year-long period, or if this Registration statement, as amended, has its effectiveness or its use suspended for more than 30 days in any year-long period.

        The holders of the Series A Convertible Preferred Stock can require redemption for cash (at 130% of stated value) instead of conversion for Shares in the event that we are acquired or that we default in any of the following five ways:

                6. If either our stock is suspended from trading on NASDAQ for more than five consecutive days or more than thirty days in any year-long period, or

                7. If this Registration statement, as amended, has its effectiveness or its use suspended for more than 30 days in any year-long period, or

                8. If our common stock is not listed on either NASDAQ National Market, NASDAQ SmallCap Market, the American Stock Exchange, or the New York Stock Exchange, for a period of fifteen consecutive days or thirty days in any year-long period, or

                9. If we fail to deliver shares of our Common Stock as required upon conversion, or

                10. If this Registration Statement is not declared effective by the SEC before November 26, 1998.

If the event that we are required to redeem the Series A Convertible Preferred Stock under any of these mandatory situations, it is likely that we would not have sufficient cash available to effect the redemption. In such case we would be forced to attempt to find other sources of financing. If we could find such financing at all, it is likely that that such financing would be on unfavorable terms. The inability to find financing or the terms of such unfavorable financing and our resulting lack of liquidity could force us to close portions of, or all of, our operations.

        Pursuant to the charter documents governing our preferred stock, no Selling Shareholder may elect to convert for Shares which would give it more than 4.99% of our outstanding Common Stock, unless the Selling Shareholder has given us 61 days advance notice of its intent to do so. Also, we are not obligated to issue, upon conversion of the Series A Convertible Preferred Stock as a whole, more shares than are allowed by Rule 4460(i) of the Nasdaq Stock Market, unless such above-the-threshold conversion is approved by our shareholders; the excess above the threshold would, absent such shareholder approval, be handled by redemption rather than by conversion. The Rule 4460(i) threshold is 6,422,748 Shares (19.99% of our outstanding Common Stock at August 21, 1998).

        The Series A Convertible Preferred Stock is entitled to a cumulative dividend of 3% per annum, payable quarterly in arrears. We have the choice to pay the dividend either in Common Stock or in cash. Our current intention is to pay the dividends in Common Stock, not in cash. On September 30, 1998, we paid to the Selling Shareholders a dividend, in the form of a total of 6,690 shares of Common Stock, on the Selling Shareholders' Series A Convertible Preferred Stock for the partial quarter then ended.

        The Series A Convertible Preferred Stock has no voting rights, except as provided by law, and has a liquidation preference equal to its stated value ($3,000,000) plus any accumulated dividends.

        MATERIAL TERMS OF THE SELLING SHAREHOLDERS' WARRANTS

        The Warrants are exercisable for up to 123,000 Shares at $2.55 per share, subject to antidilution adjustments. The Warrants expire on August 21, 2003.

        EXPENSES OF REGISTRATION

        We agreed, in the Securities Purchase Agreement and in a related Registration Rights Agreement, to prepare and file a registration statement as soon as practicable and to bear all expenses other than fees and expenses of counsel for a Selling Shareholder (to the extent over $5,000) and underwriting discounts and commissions and brokerage commissions and fees.

        We also agreed to prepare and file at our expense such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until all Shares offered under this prospectus have been sold or until, because of Rule 144 under the Securities Act, the Shares are no longer required to be registered in order to be resold by the Selling Shareholders.

        NUMBER OF SHARES WHICH CAN BE SOLD

        The following table sets forth the name of each Selling Shareholder, the number of shares of Common Stock owned beneficially by each Selling Shareholder as of November 9, 1998 (based on the special conventions described below), and a good faith estimate of the number of Shares which may be offered pursuant to this prospectus.

        The table treats all shares of Common Stock issuable upon conversion of the Selling Shareholders' Series A Convertible Preferred Stock (at the effective Floating Conversion Price, calculated as of the dates indicated) and exercise of their Warrants as being outstanding, notwithstanding that the SEC's rules would not necessarily deem such conversion shares to be outstanding as of such dates and disregarding the facts that:

        (a) dividend accruals could result in the Series A Convertible Preferred Stock, which has an aggregate "stated value" of $3,000,000, being convertible for relatively more shares of Common Stock as time passes,

        (b) Common Stock price changes or other events may, under the terms of the Series A Convertible Preferred Stock, result in it being ultimately convertible at a different rate more favorable to the Selling Shareholders (and in no event at a rate less favorable than the current Fixed Conversion Price of $2.70 per share), and

        (c) anti-dilution adjustments may result in the Warrants becoming exercisable for more than the 123,000 shares of Common Stock for which they were initially exercisable.

        The final column's numbers are higher than the first column's because the final column reflects our estimate of additional shares which may become issuable in the future due to conversion price adjustments and/or dividends paid on the Series A Convertible Preferred Stock in the form of Common Stock. The first column assumes that the Series A Convertible Preferred Stock is converted at a conversion price of $1.32 per share (the applicable conversion price on November 9, 1998).

        Not all of the Shares will necessarily be offered for resale at any particular time, or at all. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Selling Shareholders may offer the Shares for resale from time to time after the Shares are issued upon conversion/exercise/dividend payment. See "Plan of Distribution."


                                                                                    GOOD FAITH
                                                                                    ESTIMATE OF
                                                                                     MAXIMUM
                                                    SHARES                          NUMBER OF
                                                 BENEFICIALLY         PERCENTAGE    SHARES TO
                                                  OWNED AS OF            OF             BE
SELLING SHAREHOLDER                             NOVEMBER 9, 1998        CLASS       OFFERED(3)
                                                ----------------      ----------    ----------
AGR Halifax Fund, Ltd. (1)                          1,190,484                3.5%    1,623,190
Leonardo, L.P. (2)                                    674,608                2.0%      919,807
GAM Arbitrage Investments, Inc. (2)                    79,366                  *       108,212
AG  Super  Fund  International  Partners,              79,366                  *       108,212
L.P. (2)
Raphael, L.P. (2)                                     119,049                  *       162,319
Ramius Fund, Ltd. (1)                                 238,097                  *       324,638
AFO Capital, LLC                                       24,600                  *        24,600
                                                   ----------         ----------    ----------
Total                                               2,405,569                7.0%    3,270,978

-----------------

(1)     This Selling Shareholder is controlled by AG Ramius Partners, L.L.C.

(2) This Selling Shareholder is controlled by Angelo, Gordon & Co., L.P.; Angelo, Gordon & Co., L.P. has a sole general partner, AG Partners L.P.

(3) The figures used in this column assume that the number of shares convertible under the Series A Convertible Preferred Stock is double the number of shares into which it was convertible on August 21, 1998. On that day, the public market value used in calculating the conversion price was $2.01. The doubled number of shares corresponds to a theoretical Common Stock market price of approximately $1.00. The actual number of shares which are issued or may be issued upon conversion of the Series A Convertible Preferred Stock will vary significantly from time to time. These variations will be due to Common Stock market price changes and decisions by the Series A Convertible Preferred Stock holders about when they want to convert. * Less than 1%.

                              PLAN OF DISTRIBUTION

        We are registering the Shares on behalf of the Selling Shareholders (this includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this Prospectus). All costs, expenses and fees in connection with the registration of the Shares offered hereby (other than certain fees and expenses of a Selling Shareholder's counsel) will be paid by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be paid by the Selling Shareholders. The Selling Shareholders may sell Shares from time to time in one or more types of transactions (which may include block transactions). Such sales might be made on the Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions, through put or call transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale. Such sales might be made at market prices prevailing at the time of sale, or at negotiated prices. Such sales may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor are they using any underwriter or coordinating broker.

        The Selling Shareholders may sell Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

        The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

        The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Shareholders or by us that the Selling Shareholders are "underwriters", for purposes of the Securities Act, of any Shares. However, because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be required to comply with the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        The Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        If a Selling Shareholder tells us it has agreed with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, then if necessary a supplement to this Prospectus will be filed pursuant to Rule 424(b) under the Securities Act, disclosing:

        (i) the name of each such Selling Shareholder and of the participating broker-dealer(s);

        (ii)    the number of Shares involved;

        (iii)   the price at which such Shares were sold;

        (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

        (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

        (vi)    other facts material to the transaction.

In addition, if a Selling Shareholder tells us that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

        In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale under the state's securities laws or an exemption from registration or qualification requirements is available and is complied with.

        We cannot control the prices at which the Selling Shareholders sell their Shares. Their sales might lower the market price of the Common Stock. Moreover, the Selling Shareholders can sell any number of Shares at any time, and it is possible that a significant number of Shares could be sold at the same time. This could have a particularly sharp negative effect on the market price of the Common Stock.

                                  LEGAL MATTERS

        Our outside law firm, Brobeck, Phleger & Harrison LLP, San Diego, California will issue an opinion about the legality of the shares.

                                     EXPERTS

        The financial statements as of and for the year ended November 30, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        Peterson & Co., independent certified public accountants, audited our fiscal 1996 annual financial statements and schedules. These documents are incorporated by reference on reliance upon the authority of Peterson & Co. as experts in accounting and auditing in giving the audit report.

                                 INDEMNIFICATION

        Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

        Article Three of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

        Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in CardioDynamics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

        (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

        (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

        (iii) for any transaction from which a director derives an improper personal benefit;

        (iv) for acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

        (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

        (vi)    under Section 310 of the California Corporations Code; or

        (vii)   under Section 316 of the California Corporations Code.

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

        We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. We have entered into such indemnification agreements with each of our directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CardioDynamics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                                TABLE OF CONTENTS


                                                                                 Page
                                                                                 ----
WHERE YOU CAN FIND MORE INFORMATION...........................................    2

THE COMPANY...................................................................    2

RISK FACTORS..................................................................    3

FORWARD-LOOKING STATEMENTS...................................................    12

USE OF PROCEEDS..............................................................    12

SELLING SHAREHOLDERS.........................................................    12

PLAN OF DISTRIBUTION.........................................................    15

LEGAL MATTERS................................................................    17

EXPERTS......................................................................    17

INDEMNIFICATION..............................................................    17

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


        ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various costs and expenses we are paying with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fee and the Nasdaq SmallCap Market listing fee.


SEC Registration Fee ....................................        $  1,104.76
Printing Expenses * .....................................        $  1,000.00
Expenses associated with complying with various states'
  registrations* ........................................        $ 10,000.00
Legal Fees and Expenses* ................................        $ 20,000.00
Nasdaq SmallCap Market Listing Fee ......................        $  7,500.00
Accounting Fees and Expenses* ...........................        $  5,000.00
Miscellaneous* ..........................................        $    895.24
                                                                 -----------
    Total ...............................................        $ 45,500.00
                                                                 ===========

----------------

* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

        Article Three of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

        Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in CardioDynamics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

        (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

        (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

        (iii) for any transaction from which a director derives an improper personal benefit;

        (iv) for acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

        (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

        (vi)    under Section 310 of the California Corporations Code; or

        (vii)   under Section 316 of the California Corporations Code;

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

        We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. We have entered into such indemnification agreements with each of our directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CardioDynamics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

        EXHIBIT NUMBER

        4.1 Securities Purchase Agreement dated August 21, 1998 between CardioDynamics and certain Selling Shareholders. (Incorporated by reference to Form 8-K for event of August 21, 1998, filed September 3, 1998.)

        4.2 Certificate of Determination of Preferences of Series A Convertible Preferred Stock. (Incorporated by reference to Form 8-K for event of August 21, 1998, filed September 3, 1998.)

        4.3 Form of Warrant issued on August 21, 1998 to certain Selling Shareholders. (Incorporated by reference to Form 8-K for event of August 21, 1998, filed September 3, 1998.)

        4.4 Registration Rights Agreement dated August 21, 1998 between CardioDynamics and certain Selling Shareholders. (Incorporated by reference to Form 8-K for event of August 21, 1998, filed September 3, 1998.)

        5.1     Opinion of Brobeck, Phleger & Harrison LLP.

        23.1    Consent of KPMG Peat Marwick LLP, Independent Auditors.

        23.2    Consent of Peterson & Co.

        23.3    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
                5.1).

        24.1 Power of Attorney (see pages II-3 and II-4 of initially filed Form S-3).

ITEM 17. UNDERTAKINGS

        We hereby undertake:

        (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

        (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be treated as the initial bona fide offering; and

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 19th day of November, 1998.

                           CARDIODYNAMICS INTERNATIONAL CORPORATION

                           By   /s/ Michael K. Perry
                             -------------------------------------------------
                             Michael K. Perry, Chief Executive Officer

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Michael K. Perry, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              Signature                                     Title                       Date
              ---------                                     -----                       ----
  /s/ Michael K. Perry                      Director and Chief Executive Officer  November 24, 1998
--------------------------------------          (Principal Executive Officer)
           Michael K. Perry

  /s/ Stephen P. Loomis                       Vice President, Finance and Chief   November 24, 1998
--------------------------------------          Financial Officer (Principal
          Stephen P. Loomis                    Financial Officer and Principal
                                                     Accounting Officer)

  /s/ Stephenson M. Dechant*                              Director                November 24, 1998
--------------------------------------
        Stephenson M. Dechant

              Signature                                     Title                       Date
              ---------                                     -----                       ----
  /s/ Nicholas V. Diaco, M.D.*                            Director                November 24, 1998
--------------------------------------
       Nicholas V. Diaco, M.D.

  /s/ Louis P. Ferrero*                                   Director                November 24, 1998
--------------------------------------
           Louis P. Ferrero

  /s/ Cam L. Garner*                                      Director                November 24, 1998
--------------------------------------
            Cam L. Garner

  /s/ James C. Gilstrap*                                  Director                November 24, 1998
--------------------------------------
          James C. Gilstrap

  /s/ Richard O. Martin*                                  Director                November 24, 1998
--------------------------------------
          Richard O. Martin

  /s/ Richard E. Otto*                                    Director                November 24, 1998
--------------------------------------
           Richard E. Otto

  /s/ Michael D. Padilla*                                 Director                November 24, 1998
--------------------------------------
          Michael D. Padilla

  /s/ Allen E. Paulson*                                   Director                November 24, 1998
--------------------------------------
           Allen E. Paulson


*By Michael K. Perry, as attorney-in-fact

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    EXHIBITS
                                       TO
                                    FORM S-3
                                      UNDER
                             SECURITIES ACT OF 1933

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                                  EXHIBIT INDEX


Exhibit
Number         Exhibit
------         -------
4.1            Securities Purchase Agreement dated August 21, 1998 between
               CardioDynamics and certain Selling Shareholders. (Incorporated by reference to Form 8-K for event of August 21, 1998, filed
               September 3, 1998.)

4.2            Certificate of Determination of Preferences of Series A
               Convertible Preferred Stock. (Incorporated by reference to Form
               8-K for event of August 21, 1998, filed September 3, 1998.)

4.3            Form of Warrant issued on August 21, 1998 to certain Selling
               Shareholders. (Incorporated by reference to Form 8-K for event of August 21, 1998, filed September 3, 1998.)

4.4            Registration Rights Agreement dated August 21, 1998 between
               CardioDynamics and certain Selling Shareholders. (Incorporated by reference to Form 8-K for event of August 21, 1998, filed
               September 3, 1998.)

5.1            Opinion of Brobeck, Phleger & Harrison LLP.

23.1           Consent of KPMG Peat Marwick LLP, Independent Auditors.

23.2           Consent of Peterson & Co.

23.3           Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
               5.1).

24.1           Power of Attorney (see pages II-3 and II-4 of initially filed
               Form S-3).